Exhibit 99.1

News Release

BOARDWALK ANNOUNCES THIRD QUARTER 2009 RESULTS

HOUSTON, October 26, 2009 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today its results for the third quarter ended September 30, 2009, which included the following:

−
Operating revenues of $205.4 million for the quarter and $630.2 million for the nine months ended September 30, 2009, a 7% and 9% increase from $191.6 million and $579.2 million in the comparable 2008 periods;

−	Net income of $18.8 million for the quarter and $91.1 for the nine months ended September 30, 2009, a 74% and 60% decrease from $73.6 million and $226.4 million in the comparable 2008 periods; and

−
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $106.9 million for the quarter and $336.9 million for the nine months ended September 30, 2009, an 8% and 7% decrease from $116.1 million and $362.5 million in the comparable 2008 periods.

Revenues for the third quarter and nine months ended September 30, 2009, were higher than the comparable 2008 periods, primarily driven by transportation and storage revenues from expansion projects and higher parking and lending revenues. However, transportation revenues, excluding fuel, from expansion pipeline projects were approximately $47.0 million lower than anticipated for the quarter and $117.0 million lower than anticipated for the nine months ended September 30, 2009, (based on projected demand charges under firm contracts) due to operating those pipelines at reduced pressures and temporary shut downs relating to the discovery and remediation of anomalies in certain joints of pipe.

The increase in revenues was more than offset by higher depreciation, property taxes and operations expenses related to the expansion pipelines and higher interest expense, which reduced net income and EBITDA for the 2009 periods, as compared to 2008.  Net income and EBITDA for the first nine months of 2008 were favorably impacted by gains of $63.0 million ($29.9 million for the third quarter) from gas sales and mark-to-market activity related to certain derivatives associated with the expansion projects, the disposition of coal reserves and a contract settlement.

Capital Program

Expansion and growth capital expenditures were $630.8 million for the nine months ended September 30, 2009.  This includes the following for the Partnership’s expansion pipeline projects and pipe anomaly remediation efforts, including remediation efforts for the East Texas Pipeline (in millions):
	Nine Months	Inception to Date
Southeast Expansion	$44.3	$751.6
Gulf Crossing Project	215.6	1,619.1
Fayetteville and Greenville Laterals	283.1	967.3
Haynesville	5.0	5.0
Pipe Remediation	35.3	35.3
Total expansion capital expenditures	$583.3	$3,378.3

Maintenance capital expenditures were $26.1 million for the nine months ended September 30, 2009.

Exhibit 99.1
Net Income Per Unit

The Partnership’s net income per unit calculation provides that net income for the current period be reduced by the amount of available cash that will be distributed with respect to that period for purposes of calculating net income per unit.  Any residual amount representing undistributed net income (or loss) is assumed to be allocated to the various ownership interests in accordance with the contractual provisions of the partnership agreement.

Under the Partnership’s partnership agreement, for any quarterly period, the incentive distribution rights (IDRs) participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in undistributed net income or losses.  Accordingly, undistributed net income is assumed to be allocated to the other ownership interests on a pro rata basis, except the class B units for which participation in net income is limited to $0.30 per unit per quarter.

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended September 30, 2009 (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$18.8
Declared distribution	96.7	$84.0	$6.9	$5.8
Assumed allocation of undistributed net loss	(77.9)	(67.1)	(9.2)	(1.6)
Assumed allocation of net income	$18.8	$16.9	$(2.3)	$4.2
Weighted average units outstanding		166.2	22.9
Net income per unit		$0.10	$(0.10)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the nine months ended September 30, 2009 (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$91.1
Declared distribution	274.9	$238.3	$20.6	$16.0
Assumed allocation of undistributed net loss	(183.8)	(157.4)	(22.7)	(3.7)
Assumed allocation of net income	$91.1	$80.9	$(2.1)	$12.3
Weighted average units outstanding		158.9	22.9
Net income per unit		$0.51	$(0.09)

Exhibit 99.1
In the first quarter 2009, the Partnership changed the method used in computing its net income per unit due to changes in generally accepted accounting principles.  As a result, net income per unit for the three  and nine months ended September 30, 2008, has been retrospectively adjusted from $0.47 and $1.58 per common and subordinated unit, as originally reported, to $0.47 and $1.65 per common unit and $0.47 and $1.61 per subordinated unit.  The following table provides a reconciliation of net income and the assumed allocation of net income to the common and subordinated units for purposes of computing net income per unit for the three months ended September 30, 2008 (in millions, except per unit data):

	Total	Common Units	Class B Units	Subordinated Units	General Partner And IDRs
Net income	$73.6
Declared distribution	74.1	$47.8	$6.9	$15.7	$3.7
Assumed allocation of undistributed net loss	(0.5)	(0.3)	(0.1)	(0.1)	-
Assumed allocation of net income	$73.6	$47.5	$6.8	$15.6	$3.7
Weighted average units outstanding (a)		100.7	22.9	33.1
Net income per unit		$0.47	0.30	$0.47
(a) Number of class B units shown is weighted from July 1, 2008, which is the date they became eligible to participate in earnings.

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and subordinated units for purposes of computing net income per unit for the nine months ended September 30, 2008 (in millions, except per unit data):

	Total	Common Units	Class B Units	Subordinated Units	General Partner And IDRs
Net income	$226.4
Declared distribution	200.8	$137.3	$6.9	$46.6	$10.0
Assumed allocation of undistributed net loss	25.6	18.6	-	6.5	0.5
Assumed allocation of net income	$226.4	$155.9	$6.9	$53.1	$10.5
Weighted average units outstanding (a)		94.6	22.9	33.1
Net income per unit		$1.65	0.30	$1.61
(a) Number of class B units shown is weighted from July 1, 2008, which is the date they became eligible to participate in earnings.

Conference Call

The Partnership has scheduled a conference call for October 26, 2009, at 9:00 a.m. Eastern Time, to review the third quarter results. The conference call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (866) 314-5232 for callers in the U.S. or (617) 213-8052 for callers outside the U.S. The PIN number to access the call is 77475822.

Replay
An audio replay will also be available on the Boardwalk website at www.bwpmlp.com immediately following the call.

Exhibit 99.1

Non-GAAP Financial Measure - EBITDA

EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering, and storage business. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA is not necessarily comparable to a similarly titled measure of another company.

The following table presents a reconciliation of the Partnership's EBITDA to its net income, the most directly comparable GAAP financial measure, for each of the periods presented below (in millions):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Net Income	$18.8	$73.6	$91.1	$226.4
Income tax (benefit) expense	(0.1)	0.3	0.2	0.8
Depreciation and amortization	52.5	33.6	150.5	91.4
Interest expense	35.7	9.3	95.3	46.0
Interest income	-	(0.7)	(0.2)	(2.1)
EBITDA	$106.9	$116.1	$336.9	$362.5

About Boardwalk

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, Gulf Crossing Pipeline Company LLC, Gulf South Pipeline Company, LP, and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas. Boardwalk’s interstate natural gas pipeline systems have approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 163 Bcf.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Partnership's overall business and financial performance, can be found in the reports and other documents filed by the Partnership and its predecessor with the Securities and Exchange Commission. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to its forward-looking statements to reflect any change in the Partnership's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Revenues:
Gas transportation	$175.7	$172.8	$545.9	$509.5
Parking and lending	9.5	3.0	25.3	12.7
Gas storage	14.3	13.7	42.2	38.0
Other	5.9	2.1	16.8	19.0
Total operating revenues	205.4	191.6	630.2	579.2

Operating Costs and Expenses:
Fuel and gas transportation	11.6	32.8	38.1	79.9
Operation and maintenance	35.7	35.6	98.7	84.2
Administrative and general	29.8	25.8	89.3	78.3
Depreciation and amortization	52.5	33.6	150.5	91.4
Contract settlement gain	-	-	-	(11.2)
Asset impairment	-	-	-	1.4
Net loss (gain) on disposal of operating assets and related contracts	1.4	(36.1)	7.8	(50.1)
Taxes other than income taxes	20.0	11.1	59.6	34.0
Total operating costs and expenses	151.0	102.8	444.0	307.9

Operating income	54.4	88.8	186.2	271.3

Other Deductions (Income):
Interest expense	32.6	9.3	90.5	46.0
Interest expense – affiliates	3.1	-	4.8	-
Interest income	-	(0.7)	(0.2)	(2.1)
Miscellaneous other income, net	-	6.3	(0.2)	0.2
Total other deductions	35.7	14.9	94.9	44.1

Income before income taxes	18.7	73.9	91.3	227.2
Income taxes (benefits)	(0.1)	0.3	0.2	0.8
Net Income	$18.8	$73.6	$91.1	$226.4

Net Income per Unit:	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Basic and diluted net income per unit:
Common units (a)	$0.10	$0.47	$0.51	$1.65
Class B units	$(0.10)	$0.30	$(0.09)	$0.30
Subordinated units (a)	$-	$0.47	$-	$1.61
Cash distribution to common and subordinated units (a)	$0.49	$0.47	$1.455	$1.395
Cash distribution to class B units	$0.30	$-	$0.90	$-
Weighted-average number of units outstanding:
Common units (a)	166.2	100.7	158.9	94.6
Class B units (b)	22.9	22.9	22.9	22.9
Subordinated units (a)	-	33.1	-	33.1
(a) All of the 33.1 million subordinated units converted to common units on a one-for-one basis in November 2008.
(b) Number of class B units shown is weighted from July 1, 2008, which is the date they became eligible to participate in earnings.

Exhibit 99.1

SOURCE:                      Boardwalk Pipeline Partners, LP

Contact:                        Boardwalk Pipeline Partners, LP
               Jamie Buskill, 713-479-8082
               Senior VP, Chief Financial Officer and Treasurer

             Or

          Allison McLean, 866-913-2122
              Director of Investor Relations